Exhibit 10.1
Execution Version

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BANK OF AMERICA, N.A. One Bryant Park New York, NY 10036

July 30, 2015
Sensata Technologies B.V.
529 Pleasant St.
Attleboro, MA 02703
Attention: Paul Vasington
Project Silence
Commitment Letter
Ladies and Gentlemen:
Sensata Technologies B.V., a besloten vennootschap organized under the laws of the Netherlands (the “BV Borrower” or “you”) and Sensata Technologies Finance Company, LLC, a Delaware limited liability company (the “US Borrower” and together with the BV Borrower, the “Borrowers”), each wholly owned subsidiaries of Sensata Technologies Intermediate Holdings B.V., a besloten vennootschap organized under the laws of the Netherlands (the “Parent”), have advised Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch” and acting through such of its affiliates as it deems appropriate, Bank of America and Merrill Lynch, collectively, the “Senior Agents”, “we” or “us” and together with any Additional Agents appointed pursuant to Section 2, the “Agents”) that you intend to consummate the Transaction (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Transaction Description attached hereto as Exhibit A or in the Term Sheets referred to below).
1.    Commitments.
In connection with the foregoing, Bank of America (the “Initial Lender” and together with any Initial Lenders committing to the Senior Bridge Facility pursuant to Section 2, the “Initial Lenders”) is pleased to advise you of its commitment to provide 100% of the principal amount of the Senior Bridge Facility, upon the terms set forth or referred to in this commitment letter (together with the exhibits attached hereto, this “Commitment Letter”) and in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Senior Bridge Facility Term Sheet” and, together with Exhibit C attached hereto, the “Term Sheets”), in each case subject to the conditions set forth in Section 5 and Exhibit C hereto.
2.    Titles and Roles.
You hereby appoint (i) Merrill Lynch to act, and Merrill Lynch hereby agrees to act, as sole bookrunner and lead arranger (or as a joint bookrunner and lead arranger if you appoint an Additional Lead Arranger pursuant to the immediately succeeding paragraph) for the Senior Bridge Facility (in such capacity, the “Senior Lead Arranger” and together with any Additional Lead Arrangers, the “Lead Arrangers”) on an exclusive basis in connection with the proposed arrangement and subsequent syndication of the Senior Bridge Facility and (ii) Merrill Lynch to act, and Merrill Lynch hereby agrees to act, as sole administrative agent for the Senior Bridge Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter.
At any time on or prior to the 10th business day following the date of this Commitment Letter, you may (in consultation with the Senior Lead Arranger) appoint up to 3 additional joint lead arrangers and joint bookrunners (the “Additional Lead Arrangers”) and up to 3 additional agents or co-agents or confer other titles (the “Other Agents”) in a manner and with economics determined by you and reasonably acceptable to the Senior Lead Arranger (collectively, the Additional Lead Arrangers and the Other Agents, the “Additional Agents”); provided that the aggregate economics payable to Merrill Lynch for the Senior Bridge Facility shall not be less than 30% of the total economics which would otherwise be payable to the Agents pursuant to the fee letter dated the date hereof and delivered herewith with respect to the Senior Bridge Facility (the “Fee Letter”) (exclusive of any fees payable to an administrative agent in its capacity as such) (it being understood that (i) the commitment of the Initial Lender hereunder will be reduced by the amount of the commitments of each such Additional Agent (or its relevant affiliate) under the Senior Bridge Facility on a pro rata basis upon the execution of customary joinder documentation satisfactory to the Senior Lead Arranger, and upon such execution such financial institution shall constitute an “Initial Lender,” “Agent” and, in the case of an Additional Lead Arranger, a “Lead Arranger” hereunder and under the Fee Letter, (ii) the commitments assumed by such Additional Agent for the Senior Bridge Facility will be in proportion to the economics allocated to such Additional Agent, (iii) no Additional Agent (nor any affiliate thereof) shall receive greater economics in respect of the Senior Bridge Facility than that received by Merrill Lynch and (iv) Merrill Lynch will have “left side” designation and shall appear on the top left of the cover page of any marketing materials for the Senior Bridge Facility).  The parties hereto agree that Merrill Lynch shall hold the leading roles and responsibilities conventionally associated with such “left” placement with respect to the Senior Bridge Facility and each of the Lead Arrangers shall be entitled to receive league table credit for its role as “lead arranger” and “bookrunner” for the Senior Bridge Facility.
3.    Syndication.
We reserve the right, prior to and/or after the execution of definitive documentation for the Senior Bridge Facility (the “Credit Documentation”), to syndicate all or a portion of our commitments with respect to the Senior Bridge Facility to a group of banks, financial institutions and other lenders (together with the Initial Lenders, the “Lenders”) identified by us in consultation with you pursuant to a syndication to be managed exclusively by the Lead Arrangers; provided that we will not syndicate the Senior Bridge Facility to certain banks, financial institutions and other institutional lenders and competitors of you and your subsidiaries or the Acquired Business and its subsidiaries that, in each case, have been specified to us by you in writing prior to the date hereof (such persons, collectively, the “Disqualified Institutions”). Subject to the foregoing rights, the Lead Arrangers will manage all aspects of the syndication of the Senior Bridge Facility in consultation with you, including, without limitation, timing, potential syndicate members to be approached, titles and allocations and division of fees.
We intend to commence our syndication efforts with respect to the Senior Bridge Facility promptly upon your execution and delivery to us of this Commitment Letter, and, until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 60 days after the Closing Date, you agree to use commercially reasonable efforts to assist us in completing a syndication that is reasonably satisfactory to you and us. Such assistance shall include (i) your using commercially reasonable efforts to ensure that any syndication and marketing efforts benefit from your existing lending and investment banking relationships, (ii) direct contact between appropriate members of senior management, certain representatives and certain non‑legal advisors of you (and, subject always to the extent expressly provided in the Acquisition Agreement, your using commercially reasonable efforts to cause direct contact between appropriate members of senior management, certain representatives and certain non‑legal advisors of the Target), on the one hand, and the proposed Lenders and rating agencies identified by the Senior Lead Arranger, on the other hand, at times and places mutually agreed, (iii) assistance by you (and your using commercially reasonable efforts to cause the assistance by the Target) in the prompt preparation of a customary Confidential Information Memorandum for the Senior Bridge Facility and other customary marketing materials and information reasonably deemed necessary by the Senior Lead Arranger to complete a successful syndication (collectively, the “Information Materials”) for delivery to potential syndicate members and participants, including, without limitation, estimates, forecasts, projections and other forward‑looking financial information regarding the future performance of the Parent, the Target and Parent’s and its respective subsidiaries (collectively, the “Projections”), (iv) the hosting, with the Lead Arrangers, of a reasonable number of meetings with prospective Lenders at reasonable times and locations to be mutually agreed and (v) your using commercially reasonable efforts to obtain (or maintain, to the extent already in effect as of the date hereof), prior to the launch of the syndication of the Senior Bridge Facility and the marketing of the Senior Notes, public ratings (but no specific ratings) for the Senior Bridge Facility and the Senior Notes from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and a public corporate credit rating (but no specific rating) of the BV Borrower from S&P and a public corporate family rating (but no specific rating) of the BV Borrower from Moody’s. For the avoidance of doubt, you will not be required to provide any information to the extent that provisions thereof would violate any attorney client privilege, law, rule or regulation or any obligation of confidentiality on you, the Target or any of your or its affiliates; provided that you shall use commercially reasonable efforts to obtain consents to use your and your affiliates’ information or communicate such applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter and without limiting your obligations to assist with syndication efforts as set forth herein, (i) none of the foregoing shall constitute a condition to the commitments hereunder or the funding of the Senior Bridge Facility on the Closing Date (except to the extent also set forth on Exhibit C) and (ii) neither the commencement nor the completion of the syndication of the Senior Bridge Facility shall constitute a condition to the commitments hereunder or the funding of the Senior Bridge Facility on the Closing Date. For the avoidance of doubt, the only financial statements and other financial information that shall be required to be provided to the Lead Arrangers in connection with the syndication of the Senior Bridge Facility shall be the financial statements and other financial information to be delivered pursuant to paragraph 4 of Exhibit C.
You hereby acknowledge that (i) the Agents will make available Information (as defined below) and Projections, and the documentation relating to the Senior Bridge Facility referred to in the paragraph below, to the proposed syndicate of Lenders by transmitting such Information, Projections and documentation through Intralinks, SyndTrak Online, the internet, email or similar electronic transmission systems and (ii) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non‑public information with respect to the Parent, the Target and their respective subsidiaries or securities) (“Public Lenders”). You agree, at the request of the Lead Arrangers, to assist in the prompt preparation of a version of the Confidential Information Memorandum and other marketing materials and presentations to be used in connection with the syndication of the Senior Bridge Facility, consisting exclusively of information and documentation that is either (a) publicly available, (b) not material with respect to the Parent or its subsidiaries or any of their respective securities for purposes of United States federal securities laws or (c) information that the Target or its subsidiaries would publicly disclose if they were a public reporting company (all such information and documentation being “Public Lender Information” and with any information and documentation that is not Public Lender Information being referred to herein as “Private Lender Information”).
It is understood that in connection with your assistance described above, customary authorization letters signed by you will be included in any such Confidential Information Memorandum that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Confidential Information Memorandum does not include any Private Lender Information and such Confidential Information Memorandum will exculpate us with respect to any liability related to the use of the contents of such Confidential Information Memorandum or any related offering and marketing materials by the recipients thereof and exculpate you and the Acquired Business with respect to any liability related to the misuse of the contents of such Confidential Information Memorandum or any related offering and marketing materials by the recipients thereof. You agree that such Confidential Information Memorandum or related offering and marketing materials to be disseminated by the Lead Arrangers to any prospective Lender in connection with the Senior Bridge Facility will be identified by you as either (A) containing Private Lender Information or (B) containing solely Public Lender Information.
You acknowledge that the following documents may be distributed to Public Lenders, unless you notify the Lead Arrangers in writing (including by email) within a reasonable period of time prior to the intended distribution that any such document contains Private Lender Information (provided that such materials have been provided to you for review a reasonable period of time prior thereto): (x) drafts and final versions of the Credit Documentation; (y) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocation, if any, customary marketing term sheets and funding and closing memoranda); and (z) notification of changes in the terms and conditions of the Senior Bridge Facility.

You hereby agree that, prior to the later of (x) the Closing Date and (y) the earlier of (A) Successful Syndication and (B) the 60th day following the Closing Date, there shall be no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of you or the Borrowers, and you will use commercially reasonable efforts, to ensure that there are no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of the Target or its subsidiaries, being offered, placed or arranged (other than the Senior Bridge Facility, the Senior Notes, any increase in the revolving commitments under the Existing Credit Agreement of up to $70.0 million or incurrence of additional term loans under the Existing Credit Agreement of up to $100.0 million (which amount shall increase by $25.0 million on the three-month anniversary of the date hereof and by $25.0 million for each subsequent three-month period thereafter; provided that such amount shall not exceed $200.0 million) or any indebtedness of the Target and its subsidiaries permitted to be incurred or outstanding pursuant to the Acquisition Agreement), without the consent of the Lead Arrangers (such consent not to be unreasonably withheld or delayed), if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Senior Bridge Facility or the offering of the Senior Notes.
4.    Information.
You represent and warrant (with respect to Information relating to the Acquired Business, to the best of your knowledge) that (a) all written information which has been or is hereafter furnished to the Agents by you or on your behalf in connection with the transactions contemplated hereby (other than the Projections, other forward looking information and information of a general economic or industry specific nature) (such information being referred to herein collectively as the “Information”), when taken as a whole, as of the time it was (or, in the case of Information furnished after the date hereof, hereafter is) furnished, does not (or will not) contain any untrue statement of a material fact or omit as of such time to state any material fact necessary to make the statements therein taken as a whole not materially misleading, in light of the circumstances under which they were (or hereafter are) made, and (b) the Projections and other forward looking information that have been or will be made available to the Agents by you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections or other forward looking information are made available to the Agents, it being recognized by the Agents that such Projections and other forward looking information are as to future events and are not to be viewed as facts, such Projections and other forward looking information are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections or other forward looking information may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized. You agree that if at any time prior to the earlier of (x) 60 days after the Closing Date and (y) the Successful Syndication of the Senior Bridge Facility (or, to the extent a Successful Syndication is attained prior to the Closing Date, the Closing Date), you become aware that any of the representations in the preceding sentence would be incorrect (to the best of your knowledge as to Information and Projections and any forward looking information relating to the Acquired Business) in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly advise the Agents and supplement (or use commercially reasonable efforts to supplement, in the case of Information relating to the Acquired Business) the Information and the Projections so that such representations will be (to the best of your knowledge as to Information and Projections and any forward looking information relating to the Acquired Business) correct in all material respects under those circumstances. The accuracy of the foregoing representations shall not be a condition to our obligations hereunder or the funding of the Senior Bridge Facility on the Closing Date. You understand that, in arranging and syndicating the Senior Bridge Facility, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and do not assume responsibility for the accuracy or completeness of the Information or the Projections.
5.    Conditions Precedent.
Each Initial Lender’s commitment hereunder, and the agreement of each Agent to perform the services described herein, are subject solely to the satisfaction of the following conditions: (a) since the date of the Acquisition Agreement, no Target Material Adverse Effect (as defined below) shall have occurred and be continuing and (b) the conditions set forth in Exhibit C attached hereto (clauses (a) and (b), collectively, the “Funding Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Credit Documentation) other than the Funding Conditions (and upon satisfaction or waiver of the Funding Conditions, the initial funding under the Senior Bridge Facility shall occur).
For purposes hereof, “Target Material Adverse Effect” means an event, circumstance, development, change or effect that, individually or in the aggregate with other events, circumstances, developments, changes or effects, has been or would reasonably be expected to be materially adverse to (i) the business, assets, financial condition or results of operations of the Companies (as defined in the Acquisition Agreement) and the Transferred Subsidiaries (as defined in the Acquisition Agreement) or the Business (as defined in the Acquisition Agreement), taken as a whole, or (ii) the ability of any Seller to timely perform its obligations under the Acquisition Agreement or to consummate the transactions contemplated by the Acquisition Agreement, provided that any such change or effect resulting from any of the following, individually or in the aggregate, shall not be considered when determining whether a Target Material Adverse Effect has occurred for purposes of clause (i) above: (A) any change in economic conditions generally or capital and financial markets generally, including changes in interest or exchange rates, (B) any change in the industry in which the Business (as defined in the Acquisition Agreement) operates or in which products of the Business (as defined in the Acquisition Agreement) are used or distributed, including increases in energy, electricity, raw material or other operating costs, (C) any change in Laws (as defined in the Acquisition Agreement) or accounting standards, or the enforcement or interpretation thereof, applicable to the Companies (as defined in the Acquisition Agreement) and the Transferred Subsidiaries (as defined in the Acquisition Agreement), (D) social, political or military conditions in jurisdictions in which the Business (as defined in the Acquisition Agreement) operates, including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing, (E) any change resulting from the announcement of the execution of the Acquisition Agreement or the pendency or consummation of the transactions contemplated by the Acquisition Agreement or the Ancillary Agreements (as defined in the Acquisition Agreement), including any such change relating to the identity of, or facts and circumstances relating to,

Buyer (as defined in the Acquisition Agreement), (F) any action taken by Buyer (as defined in the Acquisition Agreement) or its Affiliates (as defined in the Acquisition Agreement), (G) any hurricane, flood, tornado, earthquake or other natural disaster, (H) any actions required to be taken or omitted pursuant to the express terms of the Acquisition Agreement or the Ancillary Agreements (as defined in the Acquisition Agreement) or taken with Buyer’s (as defined in the Acquisition Agreement) consent or not taken because Buyer (as defined in the Acquisition Agreement) withheld consent, except that this clause (H) shall not apply to any actions normally taken or omitted in the ordinary course of business consistent with past practice, or (I) the failure in and of itself of the Business (as defined in the Acquisition Agreement) to achieve any financial projections or forecasts (but not the underlying cause of such failure); provided that any adverse effects resulting from matters described in any of the foregoing clauses (A), (B), (C), (D) or (G) may be taken into account in determining whether there is or has been a Target Material Adverse Effect to the extent, and only to the extent, that they have a disproportionate effect on the Companies (as defined in the Acquisition Agreement) and the Transferred Subsidiaries (as defined in the Acquisition Agreement) or the Business (as defined in the Acquisition Agreement) relative to other participants in the industries or geographies in which the Companies (as defined in the Acquisition Agreement) and the Transferred Subsidiaries (as defined in the Acquisition Agreement) or the Business (as defined in the Acquisition Agreement) operate.
Notwithstanding anything set forth in this Commitment Letter, the Term Sheets, the Fee Letter or the Credit Documentation, or any other letter agreement or other undertaking concerning the financing of the Acquisition to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to availability of the Senior Bridge Facility on the Closing Date shall be (x) such of the representations and warranties made by the Sellers with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent you have (or an affiliate of yours has) the right to terminate your (or its) obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement (subject to cure rights thereunder) as a result of a breach of such representations (the “Acquisition Agreement Target Representations”) and (y) the Specified Representations (as defined below) made by the Borrowers and Guarantors in the Credit Documentation and (ii) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Senior Bridge Facility on the Closing Date if the conditions set forth in this Section 5 and Exhibit C attached hereto are satisfied (it being understood that (I) to the extent any guaranty by the Target or any subsidiary of the Target may not be accomplished prior to the Closing Date, then such guaranty shall not constitute a condition precedent to the availability of the Senior Bridge Facility on the Closing Date but, instead, may be accomplished within the time periods set forth in the Existing Credit Agreement, (II) to the extent any guaranty by any subsidiary of Parent not organized in the United States may not be accomplished prior to the Closing Date after your use of commercially reasonable efforts to do so and without undue burden and expense, then such guaranty shall not constitute a condition precedent to the availability of the Senior Bridge Facility on the Closing Date but, instead, may be accomplished within the time periods set forth in the Existing Credit Agreement as if such subsidiary were acquired on the Closing Date and (III) nothing in preceding clause (ii) shall be construed to limit the applicability of the individual conditions expressly set forth in this Section 5 or in Exhibit C attached hereto). For purposes hereof, “Specified Representations”

means the representations and warranties of the Borrowers and Guarantors (as of the Closing Date) set forth (or referred to) in the Term Sheets relating to legal existence, corporate power and authority relating to the entering into and performance of the Credit Documentation, the due authorization, execution, delivery, validity and enforceability of the Credit Documentation, no conflicts with or violations of the Borrowers’ or such Guarantors’ organizational documents, margin regulations, the Investment Company Act of 1940, as amended, solvency of Parent and its subsidiaries on a consolidated basis as of the Closing Date (after giving effect to the Transaction), USA PATRIOT Act and use of proceeds not in violation of OFAC/Sanctions, etc. and Foreign Corrupt Practices Act. The provisions of this paragraph are referred to as the “Funds Certain Provisions”.
6.    Fees.
As consideration for each Initial Lender’s commitment hereunder, and the agreement of each Agent to perform the services described herein, you agree to pay (or cause to be paid) to each Agent the fees to which such Agent is entitled set forth in this Commitment Letter and in the Fee Letter.
7.    Expenses; Indemnification.
You hereby agree to reimburse the Agents upon the initial funding of the Senior Bridge Facility for all reasonable and documented out‑of‑pocket fees and expenses (in the case of legal fees limited to the reasonable fees and expenses of (x) the primary counsel acting for the Lead Arrangers, which shall be Shearman & Sterling LLP and (y) one special and local counsel for each relevant jurisdiction as may be necessary or advisable in the sole judgment of the Lead Arrangers) of the Agents and their affiliates arising in connection with the Senior Bridge Facility and the preparation, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letter and the Credit Documentation (including in connection with our due diligence and syndication efforts; provided that you shall not be required to reimburse such parties in the event the Closing Date does not occur. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.
You further agree to indemnify and hold harmless each Agent and each other agent or co‑agent (if any) designated by the Lead Arrangers with respect to the Senior Bridge Facility (each, a “Co‑Agent”), each Initial Lender, each Lender which is a Co‑Agent or an affiliate thereof (each, a “Co‑Agent Lender”) and all of their respective affiliates, successors and permitted assigns and each director, officer, employee, representative, advisors, attorneys, controlling persons, and agent thereof (in each case, excluding any such Agent, Co-Agent or affiliate to the extent acting in the capacity as a Financial Advisor to the Sellers and any director, officer or employee of such Financial Advisor acting in their capacity as such) (each, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any Agent, any Co‑Agent, any Initial Lender, any Co‑Agent Lender or any other such Indemnified Person as a result of or arising out of or in any way related to or resulting from the Transaction, this Commitment Letter or the Fee Letter and any related transactions contemplated hereby or thereby or any use or intended use of the proceeds of the Senior Bridge Facility and, upon demand, to pay and reimburse each Agent, each Co‑Agent, each Initial Lender, each Co‑Agent Lender and each other Indemnified Person for any reasonable legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person) and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and, solely in the case of an actual or potential conflict of interest in any jurisdiction, one additional local counsel to all affected indemnified persons, taken as a whole, in such relevant jurisdiction or other reasonable and documented out‑of‑pocket expenses paid or incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Agent, any Co‑Agent, any Initial Lender, any Co‑Agent Lender or any other such Indemnified Person is a party to any action or proceeding out of which any such expenses arise or such matter is initiated by a third party or by you or any of your affiliates); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent same resulted from (x) the bad faith, gross negligence or willful misconduct of such Indemnified Person or any Related Indemnified Person (as defined below) of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non‑appealable judgment), (y) a material breach by the relevant Indemnified Person (or any Related Indemnified Person of such Indemnified Person) (as determined by a court of competent jurisdiction in a final and non‑appealable judgment) of the express contractual obligations of such Indemnified Person under this Commitment Letter pursuant to a claim made by you or (z) any disputes among the Indemnified Persons (other than disputes involving claims against any Lead Arranger or Agent in their capacities as such) and not arising from any act or omission by the Parent or any of its affiliates.
For purposes hereof, a “Related Indemnified Person” of an Indemnified Person means (a) any controlling person or controlled affiliate of such Indemnified Person, (b) the respective directors, officers, or employees of such Indemnified Person or any of its controlling persons or controlled affiliates and (c) the respective agents or representatives of such Indemnified Person, in the case of this clause (c), acting on behalf of or at the instructions of such Indemnified Person; provided that each reference to a controlled affiliate in this sentence pertains to a controlled affiliate involved in the negotiation or syndication of this Commitment Letter and the Senior Bridge Facility.
No Agent nor any other Indemnified Person shall be responsible or liable to you or any other person or entity for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including IntraLinks, Syndtrak Online or email) or (ii) any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Commitment Letter, the Fee Letter or the Transaction even if advised of the possibility thereof other than as a result of such person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non‑appealable decision.

Notwithstanding any other provision of this Commitment Letter, without limiting the indemnification obligations set forth above, none of us, you or any Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) arising out of, related to or in connection with any aspect of this Commitment Letter or the Fee Letter and any related transactions contemplated hereby or thereby or any use or intended use of the proceeds of the Senior Bridge Facility, except to the extent of direct, as opposed to special, indirect, consequential or punitive damages (other than arising from any third party claims for such damages). You shall not be liable for any settlement of any action, suit, proceeding (including any inquiry or investigation) or claim effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement in accordance with the other provisions of this Section 7.
You agree that, without such relevant Indemnified Person’s prior written consent (such consent not to be unreasonably withheld or delayed), neither you nor any of your subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Commitment Letter (whether or not any Agent or any other Indemnified Person is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action or proceeding and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Person.
In addition, you agree to indemnify the Indemnified Persons against any loss incurred by any Indemnified Person as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than United States dollars and as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which such Indemnified Person is able to purchase United States dollars with the amount of the Judgment Currency actually received by such Indemnified Person. The foregoing indemnity shall constitute a separate and independent obligation of the BV Borrower and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.
Certain of the Agents and/or their respective affiliates have been retained as a sell-side financial advisor to the Sellers (as hereinafter defined) (in such capacity, a “Financial Advisor”) in connection with the Transaction. You agree to any such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of a Financial Advisor or such Agents and/or their respective affiliates’ arranging or providing or contemplating arranging or providing financing for a competing bidder and, on the other hand, our relationship with you as described and referred to herein.

The indemnification and contribution provisions contained in this Commitment Letter are in addition to any liability which you may otherwise have to an Indemnified Person. Solely for purposes of enforcing the provisions of this Section 7, you hereby consent to personal jurisdiction, service of process and venue in any court in which any claim or proceeding that is subject to this Section 7 is brought against any Agent.
8.    Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.
You acknowledge that the Agents and their respective affiliates are full service securities firms and as such may from time to time effect transactions, for their own account or the account of customers, and may hold positions in securities or indebtedness, or options thereon, of BV Borrower and other companies that may be the subject of the Transaction and may act with respect to any such entities in such other capacities to which it is appointed. The Agents and their respective affiliates will have economic interests that are different from or conflict with those of BV Borrower regarding the transactions contemplated hereby, and you acknowledge and agree that none of the Agents has any obligation to disclose such interests to you. In particular, you acknowledge that you have been advised of the role of certain of the Agents and/or their respective affiliates as a Financial Advisor and that, in such capacity, (i) a Financial Advisor may recommend to the Sellers that the Sellers not pursue or accept your offer or proposal for the acquisition of the Acquired Business, (ii) a Financial Advisor may advise the Sellers and the Target in other manners adverse to your interests, including, without limitation, by providing advice on pricing, leverage levels, and timing and conditions of closing with respect to your bid, taking other actions with respect to your bid and taking action under any definitive agreement between you, the Sellers and/or the Target, and (iii) a Financial Advisor may possess information about the Sellers, the Acquired Business, the acquisition of the Acquired Business, and other potential purchasers and their respective strategies and proposals, but such Financial Advisor shall have no obligation to disclose to you the substance of such information or the fact that it is in possession thereof.

You further acknowledge and agree that nothing in this Commitment Letter, the Fee Letter or the nature of our services or in any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between us, on the one hand, and you, your equity holders or your affiliates, on the other hand, and you waive, to the fullest extent permitted by law, any claims you may have against the Agents for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Agents will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your equity holders, employees or creditors. You acknowledge that the Transaction (including the exercise of rights and remedies hereunder and under the Fee Letter) is an arms’ length commercial transaction and that we are acting as principal and in our own best interests. You are relying on your own experts and advisors to determine whether the Transaction is in your best interests and are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated hereby. In addition, you acknowledge that we may employ the services of our affiliates in providing certain services hereunder and may exchange with such affiliates information concerning you and other companies that may be the subject of the Transaction and such affiliates will be entitled to the benefits afforded to us hereunder.
Please note that the Agents and their respective affiliates do not provide tax, accounting or legal advice.
9.    Confidentiality.
This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person or entity except (a) to your officers, directors, affiliates, employees, attorneys, accountants and advisors who are directly involved in the consideration of this matter and on a confidential and need‑to‑know basis, (b) as required by applicable law or compulsory legal process or in connection with any pending legal proceeding (in which case you agree, to the extent permitted by applicable law, to inform us promptly thereof) or regulatory review or (c) if the Agents consent in writing to such proposed disclosure (such consent not to be unreasonably withheld); provided that (i) you may disclose this Commitment Letter and the contents hereof (but you may not disclose the Fee Letter or the contents thereof) to the Acquired Business, its affiliates and their respective officers, directors, employees, attorneys, accountants and advisors, in each case who are directly involved in the consideration of this matter and on a confidential and need‑to‑know basis (provided that you also may disclose the Fee Letter (including any “market flex” provisions thereof, if applicable) subject to redactions reasonably satisfactory to the Agents) to such persons), (ii) you may disclose this Commitment Letter and the contents hereof (but you may not disclose the Fee Letter or the contents thereof) in any prospectus or other offering memorandum relating to the Senior Notes or in any filing with the SEC in connection with the Transaction, (iii) you may disclose the Term Sheets and the other exhibits and annexes to the Commitment Letter, and the contents thereof, to any rating agencies in connection with obtaining ratings for the BV Borrower and the Senior Bridge Facility, (iv) you may disclose the aggregate fee amounts contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts applicable to the Transaction to the extent customary or required in offering and marketing materials for the Senior Bridge Facility and/or the Senior Notes or in any public release or filing relating to the Transaction and (v) in consultation with the Senior Lead Arranger, you may disclose the Fee Letter and the contents thereof to any prospective Additional Agent and to such Additional Agent’s respective officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential basis.
The Agents and their respective affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent the Agents from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Agents, to the extent permitted by law, agree to inform you promptly thereof), (b) upon the request or demand of any regulatory authority or self‑regulatory body having jurisdiction or oversight over the Agents or any of their respective affiliates, their business or operations, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Agents or any of their affiliates, (d) to the extent that such information is received by the Agents from a third party that is not to their knowledge subject to confidentiality obligations to you or the Acquired Business, (e) to the extent that such information is independently developed by the Agents, (f) to the Agents’ respective affiliates and their respective employees, legal counsel, independent auditors and other experts or agents (other than any employees of a Financial Advisor, acting in their capacity as such; provided, however, the foregoing shall not prohibit disclosure of such information to a limited number of senior employees who are required, in accordance with industry regulations or an Agent’s internal policies and procedures to act in a supervisory capacity and an Agent’s internal legal, compliance, risk management, credit or investment committee members) who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (g) to potential Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers, the Parent, the Acquired Business or any of their respective affiliates or any of their respective obligations (in each case, other than Disqualified Institutions), in each case who agree that they shall be bound by the terms of this paragraph (or language substantially similar to this paragraph), including in any confidential information memorandum or other marketing materials, in accordance with our standard syndication processes or customary market standards for dissemination of such type of information, (h) for purposes of establishing a “due diligence” defense or (i) to enforce their respective rights hereunder or under the Fee Letter. The Agents’ obligations under this paragraph shall automatically expire on the date occurring 18 months after the date hereof.
10.    Assignments; Etc.
This Commitment Letter and the Fee Letter (and your rights and obligations hereunder and thereunder) shall not be assignable by you without the prior written consent of each Agent (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto and thereto (and Indemnified Persons), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and thereto (and Indemnified Persons) and may not be relied upon by any person or entity other than you. Each Agent may assign its commitment hereunder to one or more prospective Lenders; provided that, except with respect to assignments to Additional Agents as separately agreed, (a) no Initial Lender shall be relieved or novated from its obligations hereunder (including its obligation to fund the Senior Bridge Facility on the Closing Date) in connection with any syndication, assignment or participation of the Senior Bridge Facility (including its commitments in respect thereof) until after the initial funding of the Senior Bridge Facility and (if applicable) the issuance of the Senior Notes on the Closing Date, (b) no assignment or novation shall become effective with respect to all or any portion of each Initial Lender’s commitment in respect of the Senior Bridge Facility until the initial funding of the Senior Bridge Facility and (if applicable) the issuance of the Senior Notes on the Closing Date, and (c) unless you agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to their respective commitments in respect of the Senior Bridge Facility, including all rights with respect to consents, modifications, supplements and amendments, until the initial funding of the Senior Bridge Facility on the Closing Date has occurred. Any and all obligations of, and services to be provided by an Agent hereunder

(including, without limitation, the commitment of such Agent) may be performed and any and all rights of the Agents hereunder may be exercised by or through any of their respective affiliates or branches; provided that with respect to the commitments, any assignments thereof to an affiliate will not relieve the Agents from any of their obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned.
11.    Amendments; Governing Law; Etc.
This Commitment Letter and the Fee Letter may not be amended or modified, or any provision hereof or thereof waived, except by an instrument in writing signed by you and each Agent. Each of this Commitment Letter and the Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter or the Fee Letter by facsimile (or other electronic, i.e. a “pdf” or “tif”) transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. Section headings used herein and in the Fee Letter are for convenience of reference only, are not part of this Commitment Letter or the Fee Letter, as the case may be, and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter or the Fee Letter, as the case may be. Notwithstanding anything to the contrary set forth herein, each Agent may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the Closing Date in the form of a “tombstone” or otherwise describing the names of the Borrowers, the Parent, the Acquired Business and their respective affiliates (or any of them), and the amount, type and closing date of the transactions contemplated hereby, all at the expense of such Agent. This Commitment Letter and the Fee Letter set forth the entire agreement between the parties hereto as to the matters set forth herein and therein and supersede all prior understandings, whether written or oral, between us with respect to the matters herein and therein. THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
12.    Jurisdiction.
Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the County of New York, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined only in such courts located within New York County, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such New York State or federal court, as the case may be, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court. The BV Borrower hereby irrevocably and unconditionally appoints the US Borrower, with an office on the date hereof at 529 Pleasant St., Attleboro, MA 02703, and its successors hereunder as its agent to receive on behalf of the BV Borrower and its property all writs, claims, process and summonses in any action or proceeding brought against it in the State of New York.
13.    Waiver of Jury Trial.
EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, SUIT, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.
14.    Surviving Provisions.
The provisions of Sections 3, 6, 7, 8, 9, 11, 12 and 13 and this Section 14 of this Commitment Letter and the provisions of the Fee Letter shall remain in full force and effect regardless of whether definitive Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments of the Agents hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter and the Fee Letter, other than those provisions relating to confidentiality, the syndication of the Senior Bridge Facility and the payment of annual agency fees to any Agent and with respect to your obligations under Section 7, only to the extent covered under the definitive Credit Documentation relating to the Senior Bridge Facility, shall automatically terminate and be superseded by the definitive Credit Documentation relating to the Senior Bridge Facility upon the initial funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letter. You may terminate the Initial Lenders’ commitments with respect to the Senior Bridge Facility hereunder at any time in their entirety (but not in part), subject to the provisions of the preceding sentence, by written notice to such Initial Lender.
15.    PATRIOT Act Notification.
Each Agent hereby notifies you that each Agent and each Lender subject to the USA PATRIOT ACT (Title III of Pub. Law 107‑56 (signed into law October 26, 2001)) (as amended from time to time, the “PATRIOT Act”) is required to obtain, verify and record information that identifies the Parent, the Borrowers and any other obligor under the Senior Bridge Facility and any related Credit Documentation and other information that will allow such Lender to identify the Parent, the Borrowers and any other obligor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Agent and each Lender. You hereby acknowledge and agree that the Agents shall be permitted to share any or all such information with the Lenders.

16.    Termination and Acceptance.
The commitments of the Initial Lenders hereunder, and the Agents’ agreements to perform the services described herein, shall automatically terminate (without further action or notice and without further obligation to you) on the first to occur of (i) August 2, 2016, (ii) any time after the execution of the Acquisition Agreement and prior to the consummation of the Transaction, the date of the termination of the Acquisition Agreement in accordance with its terms (other than with respect to terms that survive such termination), and (iii) the consummation of the Acquisition occurs without the use of the Senior Bridge Facility.
Each of the parties hereto agrees that (i) this Commitment Letter, if accepted by you as provided above, is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Senior Bridge Facility is subject to the Funding Conditions and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)).
If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter.
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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.
By:	/s/ Vikas Singh
Name:	Vikas Singh
Title:	Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:	/s/ Vikas Singh
Name:	Vikas Singh
Title:	Director

Signature Page to Project Silence Commitment Letter (2015)

Accepted and agreed to as of the date first above written:

SENSATA TECHNOLOGIES, B.V.

By:	/s/ Martha Sullivan
Name:	Martha Sullivan
Title:	President and CEO

Signature Page to Project Silence Commitment Letter (2015)

EXHIBIT A
Project Silence
Transaction Description
Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the commitment letter to which this Exhibit A is attached (the “Commitment Letter”) and in the other Exhibits to the Commitment Letter.
You and/or certain of your affiliates intend to acquire certain stock and assets of certain companies identified to us and code‑named “Silence” (collectively, the “Target” and, together with their subsidiaries (if any), the “Acquired Business”) from Custom Sensors & Technologies Ltd., a private limited company organized under the laws of England and Wales, Crouzet Automatismes S.A.S., a Société par Actions Simplifiée organized under the laws of France, Custom Sensors & Technologies (Huizhou) Limited, a corporation organized under the laws of China (together with their applicable affiliates, collectively, the “Sellers”) in accordance with the Acquisition Agreement (the “Acquisition”).
The sources of cash funds needed to effect the Acquisition, the Refinancing and to pay all fees and expenses incurred in connection with the Transaction (as defined below) (the “Transaction Costs”) shall be provided through financing consisting of the following:
(A)    the issuance and sale by the BV Borrower of up to $1,000.0 million in aggregate principal amount of unsecured senior notes (the “Senior Notes”) in a Rule 144A or other private placement; and
(B)    if and to the extent that the Senior Notes are not issued in an aggregate principal amount of up to $1,000.0 million on or prior to the Closing Date, the incurrence by the Borrowers (as defined in Exhibit B) of loans in an aggregate principal amount equal to the remainder of $1,000.0 million less the aggregate principal amount of Senior Notes issued pursuant to the immediately preceding clause (A) under a new unsecured senior bridge facility as described in Exhibit B (the “Senior Bridge Facility”).
All indebtedness for borrowed money owed by Target or any of its subsidiaries, including, without limitation, all indebtedness of Target or any of its subsidiaries outstanding under that certain Credit Agreement, dated as of September 30, 2014, made by and among Custom Sensors & Technologies S.à R.L (formerly known as Carros Finance Luxembourg S.à R.L.), Custom Sensors & Technologies US LLC (formerly known as Carros US LLC), Custom Sensors & Technologies Finance UK Ltd. (formerly known as Carros UK Holdco Limited), the lenders from time to time party thereto, Deutsche Bank AG New York Branch, as administrative agent, collateral agent and L/C Issuer thereunder, and the other persons party thereto, shall have been (or substantially concurrently with the Acquisition, shall be) paid in full (or otherwise satisfied with respect to Target and its subsidiaries), and all security interests and guaranties of Target and its subsidiaries in connection therewith shall have been (or substantially concurrently with the Acquisition, shall be) terminated and released, and all letters of credit of Target or any of its subsidiaries have been replaced or backstopped in accordance with the Acquisition Agreement, in each case, except for indebtedness for borrowed money not so repaid (or so

A-1

otherwise satisfied) and which is permitted to remain outstanding under the terms of the Acquisition Agreement (the “Refinancing”).
The date on which the Acquisition is consummated and the initial borrowings are made under the Senior Bridge Facility (to the extent utilized) and the Refinancing is consummated is referred to herein as the “Closing Date”. The transactions described in this Exhibit A, including the Acquisition and the arrangement, funding and subsequent syndication of the Senior Bridge Facility are collectively referred to herein as the “Transaction”.

A-2

EXHIBIT B
Project Silence
$1,000.0 million Senior Bridge Facility
Summary of Principal Terms and Conditions 1

Borrowers:
Sensata Technologies B.V., a besloten vennootschap organized under the laws of the Netherlands and a direct wholly‑owned subsidiary of the Parent (the “BV Borrower”), and Sensata Technologies Finance Company, LLC, a Delaware limited liability company and a direct wholly‑owned subsidiary of the BV Borrower (the “U.S. Borrower”), on a joint and several basis (the “Borrowers”).

Agent:	Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative agent for the Bridge Lenders (the “Bridge Facility Administrative Agent”).
Lead Bridge Arranger and Bookrunning Manager:
Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its affiliates) (“Merrill Lynch”) will act as a lead arranger and bookrunning manager for the Bridge Loans, together with any Additional Lead Arrangers pursuant to (and as defined in) Section 2 of the Commitment Letter (collectively, in such capacity, the “Lead Bridge Arrangers”).

Bridge Lenders:
Bank of America or an affiliate thereof (the “Initial Bridge Lender”) and other financial institutions and institutional lenders arranged by the Lead Bridge Arrangers in consultation with the Borrowers and otherwise in accordance with Section 2 of the Commitment Letter (the “Bridge Lenders”).

Senior Bridge Facility:
Senior unsecured bridge loans in an aggregate principal amount of up to $1,000.0 million (less the aggregate gross cash proceeds from any Senior Notes issued on or prior to the Closing Date) (the “Senior Bridge Loans”).

Purpose:	The proceeds of the Senior Bridge Loans will be used on the Closing Date solely to finance, in part, the Acquisition , the Refinancing and to pay the Transaction Costs.
Availability:	The Bridge Lenders will make the Senior Bridge Loans on the Closing Date in a single drawing. Amounts borrowed under the Senior Bridge Facility that are repaid or prepaid may not be reborrowed.
[1] All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the other Exhibits thereto.

Guarantees:
Subject to the Funds Certain Provisions, each existing and subsequently acquired or organized subsidiary that is a guarantor of the Borrowers’ obligations under Credit Agreement, dated as of May 12, 2011, among the Parent, the Borrowers, the lenders party thereto and the term loan administrative agent (as amended to the date hereof, the “Existing Credit Agreement”), including the Target and its subsidiaries to the extent required to guarantee the Existing Credit Agreement upon consummation of the Acquisition (each, a “Guarantor” and, collectively, the “Guarantors”), will guarantee (the “Guarantees”) the Senior Bridge Loans on a senior unsecured basis, subject to the same exceptions and limitations applicable to such Guarantors’ guarantees of the Borrowers’ obligations under the Existing Credit Agreement. The Guarantees will be automatically released upon release of the corresponding guarantees of such obligations under the Existing Credit Agreement or the other indebtedness that triggered the obligation to give a Guarantee; provided that such released Guarantees shall be reinstated if such released Guarantors are required to subsequently guarantee obligations under the Existing Credit Agreement or such other indebtedness.

Security:	None.
Interest Rates:
The Senior Bridge Loans shall bear interest, reset quarterly, at the rate of the Adjusted LIBOR plus 5.00% per annum (the “Interest Rate”) and such spread over Adjusted LIBOR shall automatically increase by 0.50% per annum for each period of three months (or portion thereof) after the Closing Date that Senior Bridge Loans are outstanding; provided, however, that the interest rate determined in accordance with the foregoing shall not exceed the Total Bridge Loan Cap (as defined in the Fee Letter) (excluding interest at the default rate as described below).
“Adjusted LIBOR” on any date, means the greater of (i) 0.75% per annum and (ii) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a three‑month period appearing on the LIBOR 01 page published by Reuters two business days prior to such date.
Upon the occurrence of a Demand Failure Event (as defined in the Fee Letter), the outstanding Senior Bridge Loans shall automatically begin to accrue interest at the Total Bridge Loan Cap.

Interest Payments:	Interest on the Senior Bridge Loans will be payable in cash, quarterly in arrears.
Default Rate:
Overdue principal, interest and other overdue amounts shall bear interest, after as well as before judgment, at a rate per annum equal to 2.00% plus the Interest Rate applicable to such overdue amounts.

Conversion and Maturity:
Any outstanding amount under the Senior Bridge Loans will have an initial maturity date on the one year anniversary of the initial funding date of the Senior Bridge Loans (the “Bridge Loan Maturity Date”), which shall be extended as provided below. If any Senior Bridge Loans have not been previously repaid in full on or prior to the Bridge Loan Maturity Date, then such Senior Bridge Loans shall be converted, subject to the conditions outlined under “Conditions to Conversion” on Annex B‑I hereto, to a senior unsecured term loan facility (the “Senior Extended Term Loans”) with a maturity of six years after the Conversion Date (as defined in Annex B‑I hereto). At any time or from time to time on or after the Conversion Date, upon reasonable prior written notice from the Bridge Lenders and in a minimum principal amount of at least $100.0 million (or such lesser principal amount as represents all outstanding Senior Extended Term Loans), the Senior Extended Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Senior Exchange Notes”) having an equal principal amount and having the terms set forth in Annex B‑II hereto.
The Senior Extended Term Loans will be governed by the provisions of the Senior Bridge Documentation (as defined below) and will have the same terms as the Senior Bridge Loans except as expressly set forth in Annex B‑I hereto. The Senior Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex B‑II hereto.

Mandatory Prepayments:
The Borrowers will prepay the Senior Bridge Loans at par (without premium or penalty), together with accrued interest to the prepayment date, with any of the following: (i) the net proceeds from the issuance of the Securities (as defined in the Fee Letter); (ii) subject to prepayment requirements under the Existing Credit Agreement and certain customary and other exceptions, the net proceeds from any other indebtedness for borrowed money (including subordinated indebtedness) incurred by Parent and its restricted subsidiaries; (iii) subject to certain customary exceptions, the net cash proceeds from the public issuance of equity interests by, or equity contributions of such net cash proceeds to, Parent (other than equity contributed pursuant to employee stock plans); and (iv) subject to certain customary and other exceptions, thresholds and reinvestment rights to be agreed upon and prepayment requirements under the Existing Credit Agreement, the net proceeds from non‑ordinary course asset sales by, and casualty events related to the property of, Parent or any of its restricted subsidiaries (including sales of equity interests of any restricted subsidiary of the Parent but excluding issuances by such restricted subsidiary of its own equity interests).

Voluntary Prepayments:
The Senior Bridge Loans may be prepaid at par prior to the Bridge Loan Maturity Date, in whole or in part (without premium or penalty), upon written notice, at the option of the Borrowers, at any time, together with accrued interest to the prepayment date and break funding payments, if applicable.

Change of Control:
In the event of a Change of Control (to be defined in a manner consistent with the Existing Credit Agreement), each Bridge Lender will have the right to require the Borrowers, and the Borrowers must offer, to prepay at par the outstanding principal amount of the Senior Bridge Loans plus accrued and unpaid interest thereon to the date of prepayment.

Assignments and Participations:
The Bridge Lenders shall have the right to assign their interest in the Senior Bridge Loans in whole or in part without the consent of the Borrowers (other than to Disqualified Institutions); provided, however, that (i) prior to the date that is one year after the Closing Date and unless a Demand Failure Event has occurred or a payment or bankruptcy event of default shall have occurred and be continuing, the consent of the Borrowers shall be required with respect to any assignment (such consent not to be unreasonably withheld, delayed or conditioned) if, subsequent thereto, the Initial Lenders (as defined in the Commitment Letter) (together with their respective affiliates) would hold, in the aggregate, less than 50.1% of the outstanding Senior Bridge Loans and (ii) the Borrowers shall be notified of such assignment. For any assignments for which the Borrowers’ consent is required, such consent shall be deemed to have been given if the Borrowers have not responded within ten business days of a request for such consent.
The Bridge Lenders shall have the right to participate their interest in the Senior Bridge Loans without restriction, other than customary voting limitations and, to the extent the list of Disqualified Institutions is made available to all Bridge Lenders to Disqualified Institutions. Participants will have the same benefits as the selling Bridge Lenders would have (and will be limited to the amount of such benefits) with regard to cost and yield protection, subject to customary limitations and restrictions.

Documentation:
The definitive credit documentation for the Senior Bridge Facility (the “Senior Bridge Documentation”) will be based on senior bridge facilities documentation for similarly‑situated credits, as modified to (i) reflect the terms and conditions set forth herein and in the Commitment Letter, (ii) take account of differences related to the operational requirements of the BV Borrower, the Parent, the Acquired Business and their respective subsidiaries in light of their size, industries, businesses, business practices (after giving effect to the Transaction) and then prevailing market conditions at the time of syndication of the Senior Bridge Facility and (iii) operational and administrative changes reasonably required by the Bridge Facility Administrative Agent, the definitive terms of which will be negotiated in good faith (the “Bridge Documentation Principles”). Notwithstanding the foregoing, the Senior Bridge Documentation will contain only those conditions to borrowing, mandatory repayments, representations, warranties, covenants and events of default expressly set forth (or referred to) in this Term Sheet, Section 5 of the Commitment Letter (subject to the Funds Certain Provisions) and in Exhibit C to the Commitment Letter.

Conditions Precedent to Borrowing:	The conditions precedent in Section 5 of the Commitment Letter and on Exhibit C to the Commitment Letter, subject in each case to the Funds Certain Provisions.
Representations and Warranties:
The Senior Bridge Documentation will contain representations and warranties relating to the Parent and its subsidiaries substantially similar to those contained in the Existing Credit Agreement, with such changes as are appropriate to reflect the bridge loan nature of the Senior Bridge Loans (and in any event such representations and warranties shall be no more restrictive to the Parent and its subsidiaries than those set forth in the Existing Credit Agreement).

Covenants:
The Senior Bridge Documentation will contain affirmative and incurrence‑based negative covenants relating to the Parent, the Borrowers and BV Borrower’s restricted subsidiaries consistent, to the extent applicable, with those contained in the Existing Credit Agreement and, in addition, a securities demand covenant consistent with the provision contained in the Fee Letter. In no event will the covenants be more restrictive to the Parent, the Borrowers and BV Borrower’s restricted subsidiaries than those set forth in the Existing Credit Agreement; provided that the negative covenants governing debt incurrence and restricted payments shall be more restrictive than that applicable to the Existing Credit Agreement prior to the Conversion Date. The Senior Bridge Documentation shall not contain any financial maintenance covenants.

Events of Default:
Customary for transactions of this type and in no event less favorable to the Parent, the Borrowers and BV Borrower’s restricted subsidiaries than those set forth in the Existing Credit Agreement, including, without limitation, payment defaults, covenant defaults, bankruptcy and insolvency, monetary judgments in an amount in excess of $50.0 million, cross acceleration of and failure to pay at final maturity other indebtedness aggregating an amount in excess of $50.0 million, subject to, in certain cases, customary thresholds, notice and grace periods.

Voting:
Amendments and waivers of the Senior Bridge Documentation will require the approval of Bridge Lenders holding at least a majority of the outstanding Senior Bridge Loans, except that the consent of each affected Bridge Lender will be required for: (i) reductions of principal, interest rates or fees, (ii) extensions of the Bridge Loan Maturity Date, (iii) additional restrictions on the right to exchange Senior Extended Term Loans for Senior Exchange Notes or any amendment of the rate of such exchange or (iv) any amendment to the Senior Exchange Notes that requires (or would, if any Senior Exchange Notes were outstanding, require) the approval of all holders of Senior Exchange Notes.

Cost and Yield Protection:	Substantially consistent with the Existing Credit Agreement.
Expenses and Indemnification:	Substantially consistent with the Existing Credit Agreement.

Governing Law and Forum; Submission to Exclusive Jurisdiction:
All Senior Bridge Documentation shall be governed by the internal laws of the State of New York (except guarantees that the Bridge Facility Administrative Agent determines should be governed by local or foreign law). The Borrowers and the Guarantors will submit to the exclusive jurisdiction and venue of any New York State court or federal court sitting in the County of New York, Borough of Manhattan, and appellate courts thereof (except to the extent the Bridge Facility Administrative Agent requires submission to any other jurisdiction in connection with the enforcement of any judgment).

Counsel to the Bridge Facility Administrative Agent and the Lead Bridge Arranger:	Shearman & Sterling LLP.

ANNEX B‑I
Senior Extended Term Loans

Borrowers:	Same as Senior Bridge Loans.
Guaranties:	Same as Senior Bridge Loans.
Security:	None.
Facility:
Subject to “Conditions to Conversion” below (i) the Senior Bridge Loans will convert into senior unsecured extended loans (the “Senior Extended Term Loans”) in an initial principal amount equal to 100% of the outstanding principal amount of the Senior Bridge Loans on the one year anniversary of the Closing Date (the “Conversion Date”) and (ii) the Senior Extended Term Loans will be available to the Borrowers to refinance the Senior Bridge Loans on the Conversion Date. The Senior Extended Term Loans will be governed by the Senior Bridge Documentation and, except as set forth below, shall have the same terms as the Senior Bridge Loans.

Maturity:	Six years from the Conversion Date (the “Final Maturity Date”).
Interest Rate:	The Senior Extended Term Loans shall bear interest, payable in cash semi‑annually, in arrears at a fixed rate per annum equal to the Total Bridge Loan Cap.
Covenants, Events of Default and Prepayments:
From and after the Conversion Date, the covenants, events of default and mandatory prepayment provisions applicable to the Senior Extended Term Loans will conform to those applicable to the Senior Exchange Notes (described on Annex B‑II), except with respect to the right to exchange Senior Extended Term Loans for Senior Exchange Notes and others to be agreed; provided that the optional prepayment provisions applicable to the Senior Bridge Loans shall remain applicable to the Senior Extended Term Loans.

Conditions to Conversion:
One year after the Closing Date, unless (A) the Parent, a Borrower or any significant subsidiary thereof is subject to a bankruptcy or other insolvency proceeding or (B) there exists a payment default (whether or not matured) with respect to the Senior Bridge Loans or any fees payable thereunder, the Senior Bridge Loans shall convert into the Senior Extended Term Loans; provided, however, that if an event described in clause (B) is continuing at the scheduled Conversion Date but the applicable grace period, if any, set forth in the events of default provision of the Senior Bridge Documentation has not expired, the Conversion Date shall be deferred until the earlier to occur of (i) the cure of such event or (ii) the expiration of any applicable grace period.

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ANNEX B‑2
Senior Exchange Notes

Issuers:	Same as Borrowers under Senior Extended Term Loans.
Guarantees:	Same as Senior Extended Term Loans.
Maturity:	Six years from the Conversion Date.
Security:	None.
Interest Rate; Redemption:
Each Senior Exchange Note will bear interest, payable in cash semi‑annually in arrears, at a fixed rate per annum equal to the Total Bridge Loan Cap. The Senior Exchange Notes will provide for mandatory repurchase offers customary for publicly traded high yield debt securities.
Except as set forth below, the Senior Exchange Notes will be non‑callable until the third anniversary of the Closing Date and will be callable thereafter at par plus accrued interest plus a premium equal to three-fourths of the coupon of the Senior Exchange Notes, declining ratably to par on the date that is two years prior to maturity of the Senior Exchange Notes.
Prior to the third anniversary of the Closing Date, the Borrowers may redeem up to 40% of such Senior Exchange Notes with the proceeds from an equity offering at a redemption price equal to par plus accrued interest plus a premium equal to 100% of the coupon in effect on such Senior Exchange Notes.
Prior to the third anniversary of the Closing Date, the Borrowers may redeem such Senior Exchange Notes at a make‑whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points, plus accrued interest.
Prior to a Demand Failure Event, any Senior Exchange Notes held by the Initial Lenders (as defined in the Commitment Letter) or their respective affiliates (other than (x) asset management affiliates purchasing Senior Exchange Notes in the ordinary course of their business as part of a regular distribution of the Senior Exchange Notes (“Asset Management Affiliates”) and (y) Senior Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market making activities), shall be prepayable and/or subject to redemption in whole or in part at par plus accrued interest on a non‑ratable basis so long as such Senior Exchange Notes are held by them.

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Offer to Repurchase Upon a Change of Control:
The Issuers will be required to make an offer to repurchase the Senior Exchange Notes following the occurrence of a “change of control” (to be defined in a manner consistent with the BV Borrower’s 5.00% Senior Notes due 2025 (the “2025 Notes”)) at a price in cash equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase; provided that Senior Exchange Notes held by the Initial Lenders (as defined in the Commitment Letter) or their respective affiliates (other than Asset Management Affiliates or Senior Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market making activities) shall be subject to prepayment at par, plus accrued and unpaid interest to the date of repurchase.

Defeasance and Discharge Provisions:	Substantially consistent with the 2025 Notes.
Modification:	Substantially consistent with the 2025 Notes.
Right to Transfer Exchange Notes:	Substantially consistent with the 2025 Notes.
Covenants and Events of Default:
The indenture governing the Senior Exchange Notes will include provisions customary for an indenture governing publicly traded investment grade debt securities issued by issuers of comparable creditworthiness and taking into account then prevailing market conditions (including in respects of baskets and carveouts to such covenants), and shall be no more restrictive than those contained in the 2025 Notes.

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EXHIBIT C
Project Silence
Additional Conditions Precedent
Capitalized terms used in this Exhibit C but not defined herein shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and in the other Exhibits to the Commitment Letter.
The initial borrowing under the Senior Bridge Facility shall be subject to the following additional conditions precedent:
1.    Subject to the Funds Certain Provisions, the execution and delivery of definitive Credit Documentation by the Borrowers and Guarantors consistent with the terms of the Commitment Letter and the Term Sheets.
2.    Substantially concurrently with the initial funding under the Senior Bridge Facility, the Acquisition shall be consummated in accordance with the terms and conditions of the Stock and Asset Purchase Agreement among the Sellers and Sensata Technologies Holding N.V., dated as July 30, 2015 (including, but not limited to, all schedules and exhibits thereto and after giving effect to any alteration, amendment, modification, supplement or waiver permitted below, the “Acquisition Agreement”) and the Acquisition Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision or condition therein waived, nor any consent granted, by you, if such alteration, amendment, change, supplement, waiver or consent would be adverse to the interests of the Lenders (in their capacities as such) in any material respect, without the prior written consent of the Agents (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that any alteration, amendment, change, supplement, waiver or consent that (a) increases the purchase price in respect of the Acquisition shall not be deemed to be adverse to the interests of the Lenders in any material respects, so long as such increase (other than the purchase price adjustment pursuant to the express terms of the Acquisition Agreement) is funded solely by the issuance of common equity or funded by cash on hand and (b) decreases the purchase price (which, for the avoidance of doubt, is inclusive of the amount of the Refinancing) in respect of the Acquisition so long as any reduction reduces the Senior Bridge Facility on a dollar for dollar basis shall be deemed to not be adverse to the interest of the Lenders in a material respect). The Refinancing shall have been consummated, or, substantially concurrently with the initial funding under the Senior Bridge Facility, shall be consummated.
3.    The Lenders shall have received (1) customary legal opinions from counsel in form, scope and substance reasonably acceptable to the Agents, (2) a solvency certificate from a director of the BV Borrower substantially in the form of Exhibit Q to the Existing Credit Agreement and (3) customary closing and, to the extent relevant, good standing (of the jurisdiction of organization) certificates and a customary notice of borrowing, in each case subject to the Funds Certain Provisions.
4.    The Borrowers shall have engaged one or more investment banks reasonably satisfactory to the Lead Arrangers (collectively, the “Investment Bank”) (it being understood and agreed that Merrill Lynch is acceptable to the Lead Arrangers) to sell or place the Senior Notes

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on a private placement basis (including pursuant to a Rule 144A offering) and shall ensure that (a) the Investment Bank and the Lead Arrangers each shall have received prior to the start of the Marketing Period, a draft preliminary offering memorandum or preliminary private placement memorandum (collectively, the “Offering Documents”) suitable for use in a customary “high‑yield road show” relating to the Senior Notes and substantially similar to the applicable offering documents for the 2025 Notes, in each case, which contains all financial statements that the Securities and Exchange Commission would require to be included in a registered offering of the Senior Notes by the BV Borrower to finance the Acquisition (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants as provided in Statement on Auditing Standards No. 100) and all appropriate pro forma financial statements or financial information prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S‑X under the Securities Act of 1933, as amended), unless otherwise agreed (it being understood that no such financial statements of the Target or pro forma statements giving effect to the Acquisition shall be required if the conditions set forth in Rule 3-05(b)(4)(i) of Regulation S-X are satisfied), and, except as otherwise agreed by the Investment Bank, all other data (including selected financial data) that the Securities and Exchange Commission would require in a registered offering of the Senior Notes by the BV Borrower to finance the Acquisition (in each case other than Rule 3‑09, Rule 3‑10 or Rule 3‑16 of Regulation S‑X, Item 402 of Regulation S‑K and subject to exceptions customary for a Rule 144A offering), or that would be necessary for the Investment Bank to receive customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) from Parent’s independent accountants and, if the financial statements of the Target are required to be included in an Offering Document, the independent accountants for the Target in connection with the offering of the Senior Notes (and the Borrowers shall have made commercially reasonable efforts to arrange for the delivery of a draft of the comfort letter that each such independent accountant is prepared to deliver upon pricing to the extent required hereunder) (“Required Notes Information”)) and (b) the Investment Bank shall have been afforded a period (the “Marketing Period”) of at least 15 consecutive calendar days following receipt of an Offering Document (or such shorter time as may be agreed by the Lead Arrangers and the Investment Bank) including the information described in clause (a) above, to seek to place the Senior Notes with qualified purchasers thereof; provided that (i) the Marketing Period shall either end on or prior to August 14, 2015 or, if the Marketing Period has not ended on or prior to August 14, 2015, then the Marketing Period shall commence no earlier than September 8, 2015, (ii) each of November 26, 2015, November 27, 2015, July 1, 2016, July 4, 2016 and July 5, 2016 shall not be considered a calendar day for the purposes of the Marketing Period and (iii) the Marketing Period shall either end on or prior to December 11, 2015 or, if the Marketing Period has not ended on or prior to December 11, 2015, then the Marketing Period shall commence no earlier than January 4, 2016.
If you shall in good faith reasonably believe that you have delivered the Required Notes Information, you may deliver to the Lead Bridge Arrangers written notice to that effect (stating when you believe you completed any such delivery), in which case you shall be deemed to have delivered such Required Notes Information on the date such notice is received, unless the Lead Bridge Arrangers in good faith reasonably believe that you have not completed delivery of such Required Notes Information and, within three business days after its receipt of such notice from

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you, the Lead Arrangers deliver a written notice to you to that effect (stating with specificity what Required Notes Information you have not delivered).
5.    To the extent invoiced at least two business days prior to the Closing Date, all costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated by the Commitment Letter and the Fee Letter, payable to each Agent (and counsel thereof) and the Lenders shall have been paid to the extent due.
6.    The Agents shall have received, at least 3 business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti‑money laundering rules and regulations, including without limitation the PATRIOT Act, to the extent requested in writing at least 10 days prior to the Closing Date.
7.    The Specified Representations shall be true and correct in all material respects (unless already qualified by materiality, in which case such representation and warranty shall be true and correct in all respects) and the Acquisition Agreement Target Representations shall be true and correct (provided that pursuant to the Funds Certain Provisions, this condition shall be satisfied unless you have (or an affiliate of yours has) the right to terminate your (or its) obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement (subject to cure rights thereunder) as a result of a breach of such representation and warranty).

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